Exhibit (d)(4)

Grant ID XXXXX

ENTEROMEDICS INC.

NON-INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this          day of                     , 2010 (the “New Option Grant Date”) by and between EnteroMedics Inc., a Delaware corporation (the “Company”), and                      (“Optionee”).

WHEREAS, the Company, pursuant to the Amended and Restated EnteroMedics Inc. 2003 Stock Incentive Plan (the “Plan”), wishes to grant this stock option to Optionee;

WHEREAS, Optionee was a holder of Eligible Options granted under the Plan. Pursuant to the Tender Offer Statement on Schedule TO and exhibits, including the “Offer to Exchange Certain Outstanding Stock Options for New Options, dated September 23, 2010” describing the terms of the Company’s stock option exchange offer (collectively, the “Option Exchange Documents”), Optionee as a holder of Eligible Options was offered to exchange his or her Eligible Options for New Options (the “Exchange Offer”), and Optionee tendered all or some of his or her Eligible Options in the Exchange Offer;

WHEREAS, by tendering all or some of his or her Eligible Options in the Exchange Offer, Optionee agreed that his or her tendered Eligible Options would be canceled in exchange for New Options and that the stock option agreements for the New Options would supercede Optionee’s existing stock option agreements for the Eligible Options tendered in the Exchange Offer.

WHERERAS, pursuant to the Exchange Offer, Optionee has received the New Options described herein. The grant of New Options is subject to the terms of the Plan, the Option Exchange Documents and this Agreement. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan or Option Exchange Documents. Copies of the Plan and the Option Exchange Documents are available from                     , and are also available on the Company’s website.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Grant of New Option. Subject to the terms and conditions set forth herein and in the Plan and the Option Exchange Documents, and pursuant to the Optionee’s election to exchange the Eligible Option with Grant ID XXXXX pursuant to the Exchange Offer, the Company hereby cancels Optionee’s Eligible Option with Grant ID XXXXX and grants to Optionee in exchange the right and option (“the New Option”) to purchase all or any part of an aggregate of                      shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of the Company at the price of $         per Share. The New Option is not intended to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Duration and Exerciseability. The New Option may not be exercised by Optionee except as set forth herein, and the New Option shall in all events terminate seven years from the date hereof. Subject to the other terms and conditions set forth herein, the New Option shall vest at one-third (1/3), or approximately          shares, immediately on the date hereof, and then     %, or approximately          shares, per month thereafter for 24 months, starting                     , 2010 and ending                     , 2012.

During the lifetime of Optionee, the New Option shall be exercisable only by Optionee. The New Option shall not be assignable or transferable by Optionee, other than by will or the laws of descent and distribution. The vesting of the New Option is subject to acceleration under the circumstances described in Section 4.

3. Effect of Termination of Relationship with the Company.

(a) In the event that Optionee’s relationship with the Company or its subsidiaries shall terminate, for any reason other than Optionee’s gross and willful misconduct or Optionee’s death or disability, Optionee shall have the right to exercise the New Option at any time within five years after such termination to the extent of the full number of Shares Optionee was entitled to purchase under the New Option on the date of termination, subject to the condition that the New Option shall not be exercisable after the expiration of its term.

(b) In the event that Optionee’s relationship with the Company or its subsidiaries shall terminate by reason of Optionee’s gross and willful misconduct during the course of his/her relationship with the Company (as reasonably determined by the Company), the New Option shall terminate as of the date of the misconduct and shall not be exercisable thereafter.

(c) If Optionee shall die during its relationship with the Company or its subsidiaries, or within three months after termination of such relationship with the Company for any reason other than gross and willful misconduct, or if Optionee’s relationship with the Company or its subsidiaries is terminated because the Optionee has become disabled within the meaning of Section 22(e)(3) of the Code, and Optionee shall not have fully exercised the New Option, the New Option may be exercised at any time within twelve months after the date of Optionee’s death or termination of Optionee’s relationship because of disability by the legal representative or, if applicable, guardian of Optionee or by any person to whom the New Option is transferred by will or the applicable laws of descent and distribution to the extent of the full number of Shares Optionee was entitled to purchase under the New Option on the date of death (or termination of Optionee’s relationship with the Company, if earlier) or termination of Optionee’s relationship because of disability and subject to the condition that the New Option shall not be exercisable after the expiration of its term.

4. Change in Control.

(a) In the event that a “Change in Control” (as hereinafter defined) occurs, (A) all outstanding New Options shall be subject to the agreement pursuant to which such Change in Control is consummated (the “COC Agreement”) and (B) the vesting schedule of the New Options held by Optionee shall accelerate such that (y) on the date the Change in Control is completed, 50% of any then-unvested shares subject to the New Options held by Optionee shall immediately vest, irrespective of which of the provisions described in clauses (i) through (v) below are set forth in the COC Agreement is consummated (except in the case of clauses (iv) or (v), in which case 100% of the New Options would become vested), and (z) if Optionee is a Company employee at the time of the Change of Control and, in connection with or within the first two years after a Change in Control, Optionee’s employment is terminated “Without Cause” (as hereinafter defined), the vesting schedule of the New Options held by Optionee shall accelerate such that on the termination of employment in connection with such Change in Control, 100% of any then-unvested shares subject to the New Option held by Optionee that remain outstanding shall immediately vest and shall be exercisable during the five-year period following the date of termination of employment (but not after the end of the New Option’s original term) irrespective of which of the provisions described in clauses (i) through (v) below are set forth in the COC Agreement (except in the case of clauses (iv) or (v), in which case 100% of the New Options would become vested). The COC Agreement shall provide for one or more of the following:

(i) The continuation of such outstanding New Options by the Company (if the Company is the surviving corporation).

(ii) The assumption of such outstanding New Options by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code (whether or not such New Options are ISOs).

(iii) The substitution by the surviving corporation or its parent of new options for such outstanding New Options in a manner that complies with Section 424(a) of the Code (whether or not such New Options are ISOs).

(iv) Full exercisability of such outstanding New Options and full vesting of the Shares subject to such New Options, followed by the cancellation of such New Options. The full exercisability of such New Options and full vesting of the Shares subject to such New Options may be contingent on the closing of such Change in Control. The Optionees shall be able to exercise such New Options during a period of not less than five full business days preceding the closing date of such Change in Control, unless (A) a shorter period is required to permit a timely closing of such Change in Control and (B) such shorter period still offers the Optionee a reasonable opportunity to exercise such New Options. Any exercise of such New Options during such period may be contingent on the closing of such Change in Control.

(v) The cancellation of such outstanding New Options and a payment to the Optionee equal to the excess of (A) the Fair Market Value (as defined in the Plan) of the Shares subject to such New Options (whether or not such New Options are then exercisable or such Shares are then vested) as of the closing date of such Change in Control over (B) their aggregate exercise price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such New Options would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing service to the Company or its affiliates, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such New Options would have become exercisable or such Shares would have vested. If the aggregate exercise price of the Shares subject to such New Options exceeds the Fair Market Value of such Shares by greater than ten percent (10%) of the Fair Market Value of such Shares, then such New Options may be cancelled without making a payment to the Optionee. For purposes of this Section 4(a)(v), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(b) A “Change in Control” of the Company shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who did not own shares of the capital stock of the Company on the date of grant of the New Option shall, together with his, her or its “Affiliates” and “Associates” (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the “Beneficial Owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (any such person being hereinafter referred to as an “Acquiring Person”);

(ii) The “Continuing Directors” (as hereinafter defined) shall cease to constitute a majority of the Company’s Board of Directors;

(iii) There should occur (A) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company’s capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (A) shall not apply to a merger or consolidation in which (i) the Company is the surviving corporation and (ii) the stockholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (C) any liquidation or dissolution of the Company; or

(iv) The majority of the Continuing Directors determine, in their sole and absolute discretion, that there has been a Change in Control.

(c) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate and who (i) was a member of the Company’s Board of Directors on the date of grant of the New Option or (ii) subsequently became a member of the Board of Directors, upon the nomination or recommendation, or with the approval of, a majority of the Continuing Directors.

(d) “Without Cause” For purposes of this Agreement, a termination of Optionee Without Cause shall mean a termination (other than termination involving death, disability or mutual agreement of the Company and Optionee) of employment for any reason other than any of the following: (a) willful breach of Optionee’s duties to Company; (b) conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) participation in any fraud against or affecting Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act Company determines constitutes gross or willful misconduct detrimental to Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to Company.

5. Manner of Exercise.

(a) The New Option may only be exercised by Optionee or other proper party within the option period by delivering written notice of exercise to the Company at its principal executive office. The notice shall state the number of Shares as to which the New Option is being exercised and shall be accompanied by payment in full of the option price for all of the Shares designated in the notice.

(b) Optionee may, at the Company’s election, pay the option price in cash, by check (bank check, certified check or personal check) or by any other means approved by the Committee (as such term is defined in the Plan) in its discretion, or in accordance with the terms set forth in the Plan.

(c) The exercise of the New Option is contingent upon receipt from Optionee (or other proper person exercising the New Option) of a representation that, at the time of such exercise, it is Optionee’s intention to acquire the Shares being purchased for investment and not with a view to the distribution or sale thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the receipt of such representation shall not be required upon exercise of the New Option if, at the time of such exercise, the issuance of the Shares subject to the New Option shall have been properly registered under the Securities Act and all applicable state securities laws. Such representation shall be in writing and in such form as the Company may reasonably request. The certificate representing the Shares so issued for investment shall be imprinted with an appropriate legend setting forth all applicable restrictions on their transferability.

6. Right of First Refusal.

(a) Right of First Refusal. In the event that the Optionee proposes to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Shares. If the Optionee desires to transfer Shares acquired under this Agreement, the Optionee shall give a written transfer notice (a “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee (the “Transferee”) and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Optionee and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, the Optionee may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which the Optionee is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Shares subject to this Section 6 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Shares subject to this Section 6.

(d) Termination of Right of First Refusal. Any other provision of this Section 6 notwithstanding, in the event that the Common Stock is readily tradable on an established securities market when the Optionee desires to transfer Shares, the Company shall have no Right of First Refusal, and the Optionee shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Section 6 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the Optionee’s Immediate Family or to a trust established by the Optionee for the benefit of the Optionee and/or one or more members of the Optionee’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Optionee transfers any Shares acquired under this Agreement, either under this Subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as to the Optionee. For purposes of this Agreement, “Immediate Family” shall include the ancestors, descendants, siblings and spouse of the Optionee.

(f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 6, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(g) Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 6.

7. Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Optionee or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 7. This Section 7 shall not apply to Shares registered in the public offering under the Securities Act, and the Optionee or a Transferee shall be subject to this Section 7 only if the directors and officers of the Company are subject to similar arrangements.

8. Adjustments. In the event that there is any change in the Common Stock or corporate structure of the Company as a result of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company or other similar corporate transaction or event, and all or any portion of the New Option shall then be unexercised and not yet expired, then appropriate adjustments in the outstanding New Option shall be made as determined by the Committee in accordance with the provisions of Section 4(c) of the Plan in order to prevent dilution or enlargement of New Option rights.

9. Miscellaneous.

(a) The New Option is issued pursuant to the Plan and is subject to the terms of the Plan and the Option Exchange Documents. In the event any of the terms of this New Option conflict or are inconsistent in any respect with terms of the Plan or the Option Exchange Documents, the Plan terms shall control. Optionee hereby acknowledges receipt of a copy of the Plan and the Option Exchange Documents. The Plan and the Option Exchange Documents are also available for inspection during business hours at the principal office of the Company.

(b) This Agreement shall not confer on Optionee any right with respect to continuance of employment by or continuance of the relationship with the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Optionee shall have none of the rights of a stockholder with respect to the Shares until such Shares shall have been issued to him or her upon exercise of the New Option.

(c) The Company shall at all times during the term of the New Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements thereof. The exercise of all or any part of the New Option shall only be effective at, and may be deferred until, such time as the sale of the Shares pursuant to such exercise will not violate any federal or state securities laws, it being understood that the Company shall have no obligation to register the issuance or sale of the Shares for such purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ENTEROMEDICS, INC.

By
Name: Mark B. Knudson, Ph.D. Title: President and CEO

Optionee